Exhibit 4.2

EXECUTION VERSION

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

THE SELLER

THE BUYERS

AGREEMENT FOR THE SALE AND PURCHASE OF

A 25% INTEREST IN FGP TOPCO LIMITED

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Contents

Clause	Page

1.	Interpretation	1
2.	Sale and Purchase of Sale Shares	9
3.	Consideration	10
4.	[***]	10
5.	Conditions	10
6.	Leakage	13
7.	Completion	14
8.	The Seller's Warranties and Pre Completion Conduct	16
9.	Seller's Limitations	16
10.	The Buyers' Warranties and Undertakings	17
11.	[***]	19
12.	Termination Rights	19
13.	Confidential Information	19
14.	Announcements	20
15.	Buyer Assistance	21
16.	Payments and Set-Off	21
17.	Costs	22
18.	General	23
19.	Further Assurance	23
20.	Entire Agreement	23
21.	Assignment and Novation	24
22.	Notices	24
23.	Governing Law and Jurisdiction	25
24.	Counterparts	26

- i -
Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 7 Form of Tag Along Notice	34
Schedule 8 Pre-Completion Undertakings	35
Schedule 9 Form Of Announcement	36

Agreed form documents:

Deed of Adherence to the Shareholders’ Agreement

Indemnity in lieu of share certificates

Investor Director resignation letters

[***]

Shareholders’ Agreement

Articles of Association

Voting power of attorney

- ii -
Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

THIS AGREEMENT is made on ________________________

BETWEEN:

(1)	HUBCO NETHERLANDS B.V., a company incorporated under the laws of the Netherlands (registered no. 822047202), whose registered office is at Kingsfordweg 151, 1043GR Amsterdam (the "Seller");

(2)	INFRAEUROPA SCA, a corporate partnership limited by shares established under the laws of the Grand Duchy of Luxembourg with registered office is at 24, avenue Emile Reuter, L-2420 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (the “RCS”) under number B 272969, represented by its managing general partner (actionnaire gérant commandité) INFRAEUROPA MANAGEMENT S.A.R.L, a private limited liability company (société à responsabilité limitée) established under the laws of the Grand Duchy of Luxembourg, with registered office at 24, avenue Emile Reuter, L 2420 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 272563; and

(3)	ALRAHALA FIRST INVESTMENT COMPANY, a single shareholder limited liability company established under the laws of The Kingdom of Saudi Arabia with registered office address at Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, Kingdom of Saudi Arabia ("PIF"),

Ardian and PIF are together the "Buyers" and each a "Buyer", acting severally.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement:

"Act" means the Companies Act 2006;

"[***]" means [***];

"Affiliate" means, in relation to a person, any group undertaking (as defined in Clause 1.2.1) of such person and when used in relation to a Buyer, the term "Affiliate" means:

(a)	any Fund of which such Buyer (or any group undertaking of such Buyer) is a general partner, trustee, nominee, manager or adviser;

(b)	any group undertaking of such Buyer (excluding any portfolio company in which any investment fund any of the parties or their Affiliates manages or otherwise advises, holds, directly or indirectly, an equity investment); or

(c)	any general partner, trustee, nominee or manager of or adviser to any Fund referred to in (a) above or to any group undertaking referred to in (b) above;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

provided that, notwithstanding the above:

(d)	[***]; and

(e)	neither the Company nor any other Group Company shall be considered an Affiliate of the Seller;

"AML Laws" means all applicable anti-money laundering laws related to the prevention of money laundering and terrorist financing, including but not limited to the Bank Secrecy Act and the USA PATRIOT Act and United Kingdom Proceeds of Crime Act 2002, to the extent applicable;

"Anti-Corruption Laws" means any applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010;

"Applicable Law" means any applicable federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, code, decree, rule, regulation, communiqué, circular, standard, municipal by-law, judicial or arbitral or administrative or ministerial or departmental or regulatory judgment, order, injunction, decision, ruling or award, policy or other requirement of any Governmental Entity;

"Ardian Funds" means, together, the Ardian V Funds and the Ardian VI Funds;

"Ardian V Funds" means ARDIAN Infrastructure Fund V S.C.A, SICAR and ARDIAN Infrastructure Fund V B.S.C.S., SICAV RAIF;

"Ardian VI Funds" means ARDIAN Infrastructure Fund VI S.C. S., SICAV RAIF and ARDIAN Infrastructure Fund VI B.S.C.S., SICAV RAIF;

"Ardian Initial Consideration Amount" means Ardian's Relevant Proportion of the Initial Consideration being the amount attributable to the acquisition of the Ardian Relevant Shares;

"Ardian Relevant Shares" means (i) 818,982,832 ordinary shares of £0.0024 each in the capital of the Company; and (ii) 199 deferred ordinary shares of £0.10 each in the capital of the Company;

"Articles Amendment" has the meaning given in [***];

"Articles of Association" means the articles of association of the Company in the agreed form;

"Authority" means any government, quasi government, regulatory or administrative authority;

"Base Consideration" means £2,165,000,000.00;

"Business Day" means a day other than a Saturday or Sunday or public holiday in England and Wales;

"Buyer's Completion Documents" means each Transaction Document which is to be entered into by each Buyer;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"Buyer Confidential Information" means any information contained in any forms, applications, notifications, filings, submissions and other communication submitted or sent to the Relevant Authority, which either Buyer reasonably considers to be competitive and/or commercially sensitive;

"Buyer Fund" means a Fund whose general partner, trustee, nominee, manager or adviser is a group undertaking of Ardian;

"Buyer's Group" means in respect of a Buyer, such Buyer and any Affiliate of that Buyer;

"Buyers' Solicitors" means:

(a)	Clifford Chance LLP of 10 Upper Bank Street, London, E14 5JJ, acting on behalf of Ardian; and

(b)	Latham & Watkins (London) LLP of 99 Bishopsgate, London, EC2M 3XF, acting on behalf of PIF;

"CAA" means the Civil Aviation Authority;

"CMA" means the Competition and Markets Authority or any successor body which has the powers to determine appeals in respect of airport licences in the United Kingdom;

"[***]" means [***];

"Company" means FGP Topco Limited, a company incorporated in England and Wales (registered no. 05723961), whose registered office is at The Compass Centre, Nelson Road, Hounslow, Middlesex, TW6 2GW;

"Company Relevant Proportion" means the Sale Shares divided by the total number of shares issued by the Company, expressed as a percentage, as at Completion;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

"Completion Date" means the date which is twenty-one (21) Business Days after the date on which the Conditions are satisfied or waived in accordance with Clause 5 (provided that if such date would occur on a day which is a public holiday in Madrid, Spain, then the Completion Date shall be the next occurring day which is (i) a Business Day and (ii) not a public holiday in Madrid, Spain), or such other date as is agreed in writing between the Seller and the Buyers;

"Conditions" means the conditions listed in Clause 5.1;

"Confidential Information" means all information which is used in or otherwise relates to any Group Company's business, customers or financial or other affairs, but does not include information that is publicly available as at the date of this Agreement or which is made public other than by the Seller in breach of this Agreement;

"Consideration" has the meaning given in Clause 3.1;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"Contingent Funding Amount" means an amount equal to [***];

"Continuing Shareholders" means holders of shares in the Company as at the date of this Agreement other than the Seller;

"Dispute" means any dispute arising from or connected with this Agreement;

"Encumbrance" means a claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or other encumbrance or right to create the foregoing, whether registered or unregistered;

"Equity Commitment Letters" means the equity commitment letters (i) dated 10 August 2023 from some or all of the Ardian Funds to Ardian; (ii) dated 10 August 2023 from the Public Investment Fund to PIF [***];

"Equity Proportion" has the meaning given in the Articles of Association and the Shareholders’ Agreement;

"Establishment" means any relevant governmental body carrying out legislative, judicial or administrative functions (including independent authorities, such as any antitrust authority, any foreign direct investment authorities (pursuant to Applicable Law on foreign direct investment), executive or arbitral functions), whether English or international, state, regional, provincial, municipal or local, as well as any officer, member, apparatus, office or body of the same acting in their capacity as an officer, member, office or body of the governmental body;

"[***]" means [***];

"FSMA" means the Financial Services and Markets Act 2000;

"Fund" means any unit trust, investment trust, investment company, limited partnership, general partnership, collective investment scheme, pension fund, insurance company, authorised person under FSMA or any body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;

"GBP" or "£" means pounds sterling, being the lawful currency of the United Kingdom;

"Governance Documents" means, together, the Articles of Association and the Shareholders' Agreement;

"Governmental Entity" means any federal, national, supranational, state, provincial or local government or any governmental, regulatory or administrative authority, agency, ministry, instrumentality or commission, or the authorities of any stock exchange or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

"Government Official" means any (i) executive, official, employee or person acting in an official capacity for or on behalf of an Authority; (ii) political party or official thereof; or (iii) candidate for political office;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"Gross-Up Amount" means the aggregate of any amounts payable by the Buyers upon (or with respect to) Completion pursuant to Clause [***];

"Group" means the Company and its subsidiary undertakings and "Group Company" shall be construed accordingly;

"Initial Consideration" has the meaning in Clause 3.2;

"Interest Amount" means an amount equal to the aggregate of the daily interest on the Base Consideration in the period from (and excluding) the Locked Box Date to (and including) the Completion Date, calculated at the annual rate of [***] per cent., which interest shall accrue from day to day and be compounded annually, assuming three hundred sixty-five (365) days in a year;

"Investor Director" means a director that sits on the board of any Group Company and has been appointed by the Seller or an Affiliate of the Seller pursuant to the Articles of Association and/or the Shareholders’ Agreement;

"Leakage" means any of the matters set out in Schedule 5 to this Agreement, but excluding any Permitted Leakage;

"Locked Box Date" means [***];

"Longstop Date" means the date falling [***] after the date of this Agreement;

"Midco Transferee" has the meaning given in [***];

"Notice" means a notice or other communication under or in connection with this Agreement;

"NSIA" means the National Security and Investment Act 2021;

"NSI Condition" means the condition listed in Clause 5.1.1;

"PIF Initial Consideration Amount" means PIF's Relevant Proportion of the Initial Consideration, being the amount attributable to the acquisition of the PIF Relevant Shares;

"PIF Relevant Shares" means (i) 545,988,554 ordinary shares of £0.0024 each in the capital of the Company; and (ii) 133 deferred ordinary shares of £0.10 each in the capital of the Company;

"Permitted Encumbrance" means an Encumbrance set out or provided for in articles 67 to 78 (inclusive) (Right of First Offer) of the Articles of Association and/or Clause 14 of the Shareholders’ Agreement, or other similar Encumbrances arising automatically in respect of shares in the Company as a result of the express terms of the Governance Documents;

"Permitted Leakage" means any of the matters set out in Schedule 4 to this Agreement;

"[***]" means [***];

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"[***]" means [***];

"Pre-Completion Leakage" has the meaning given in Clause 6.4;

"Pre-Completion Leakage Amount" means the aggregate amount of Leakage (other than Permitted Leakage) which occurred or will occur prior to Completion, as notified by the Seller to the Buyers pursuant to Clause 6.4;

"Pre-Emption Condition" means the Condition listed in Clause 5.1.2;

"[***]" means [***];

"Relevant Authority" means the Cabinet Office of the United Kingdom and any persons or entities empowered to administer the NSIA, including, but not limited to, the United Kingdom's Investment Security Unit;

"Relevant Connected Person" means in respect of the Seller, any Affiliate of the Seller;

"[***]" means [***];

"Relevant Proportions" means:

(a)	in respect of Ardian, the number of Ardian Relevant Shares as a proportion of the Sale Shares; and

(b)	in respect of PIF, the number of PIF Relevant Shares as a proportion of the Sale Shares;

"Relief" means any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax;

"[***]" means [***];

"RPI" means retail price index;

"Sale Shares" means 1,364,971,386 ordinary shares of £0.0024 each and 332 deferred ordinary shares of £0.10 each, in the capital of the Company owned by the Seller;

"Sanctions" means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority;

"[***]" means [***];

"Seller's Account" means [***];

"Seller's Completion Document" means, in respect of the Seller, each Transaction Document which is to be entered into by it;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"Seller's Solicitors" means Allen & Overy LLP of One Bishops Square, London E1 6AD;

"[***]" has the meaning given in [***];

"Shareholders' Agreement" means the shareholders' agreement between the Continuing Shareholders, the Seller and the Company, dated 10 July 2006 (as amended and restated on 20 December 2012) in the agreed form (subject to any amendments that may be agreed in accordance with Schedule 8);

"SONIA" means in respect of any day, the level of the sterling overnight index average provided by the Bank of England as administrator of the benchmark (or a successor administrator) in respect of that day, if that day is a London Business Day, or in respect of the London Business Day immediately preceding that day, if that day is not a London Business Day;

"Surviving Provisions" means Clauses 1 (Interpretation), 13 (Confidential Information), 14 (Announcements), 17 (Costs), 18 (General), 20(Entire Agreement), 21 (Assignment), 22 (Notices), 23 (Governing Law and Jurisdiction);

"Tag Along Notice" means the notice (as defined under article 82 of the Articles of Association) in the form set out in Schedule 7;

"[***]" means [***];

"Tax or Taxation" means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any employment taxes and/or social security, any joint or secondary tax liabilities, related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

"Tax Authority" means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, HM Revenue and Customs);

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999;

"Transaction" means the acquisition of the Sale Shares by the Buyers from the Seller pursuant to this Agreement;

"Transaction Documents" means this Agreement and each document required to be entered into by any or all of the parties on or before Completion pursuant to the terms of this Agreement;

"Transaction Transfer Notice" means the notice (as defined under article 68 of the Articles of Association and Clause 14.2 of the Shareholders’ Agreement) in the form set out in Schedule 6;

“Transfer Notice” has the meaning given in article 68 of the Articles of Association and Clause 14.2 of the Shareholders’ Agreement;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

"Warranty" means a statement contained in Schedule [***] and "Warranties" means all those statements; and

“Warranty Claim” means a claim by a Buyer, the basis of which is that a Warranty is, or is alleged to be, untrue or inaccurate.

1.2	In this Agreement, a reference to:

1.2.1	(i) a "subsidiary" or "holding company" is to be construed in accordance with section 1159 (and Schedule 6) of the Act and for the purposes of this definition, a person shall be treated as a member of another person if any of that person's subsidiaries is a member of that other person, or if any shares in that other person are held by a person acting on behalf of it or any of its subsidiaries; (ii) a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act; and (iii) a "group undertaking" shall be construed in accordance with section 1161(5) (and Schedule 6) of the Act. A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured is registered in the name of the secured party or its nominee pursuant to such security;

1.2.2	a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled or otherwise acknowledged as approved in writing by the Buyers' Solicitors and the Seller's Solicitors;

1.2.3	a statutory provision is to such statute applicable in England & Wales (unless otherwise specified) and includes a reference to the statutory provision as modified or re enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.4	a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.5	subject to Clause 21, a person includes a reference to that person's legal personal representatives, successors and permitted assigns;

1.2.6	subject to Clause 21, a "party" includes a reference to that party's successors and permitted assigns;

1.2.7	a Clause, Schedule, or paragraph unless the context otherwise requires, is a reference to a Clause of, schedule to or paragraph of a Schedule to, this Agreement;

1.2.8	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

1.2.9	times of the day is to London time.

1.3	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	Where it is necessary for the purposes of Clause 6 or Schedule 4 to determine whether a monetary limit or amount set out in this Agreement has been reached or exceeded and the value of the relevant Leakage or Permitted Leakage is expressed in a currency other than £, the value of such Leakage or Permitted Leakage shall be translated into £ at the closing spot rate on the date the relevant Leakage or Permitted Leakage occurs.

1.5	[***].

1.6	Except where expressly provided otherwise, where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by both of the Buyers, they shall be severally (and not jointly or jointly and severally) responsible in respect of it.

1.7	The headings in this Agreement do not affect the interpretation of this Agreement.

2.	Sale and Purchase of Sale Shares

2.1	Subject to the terms and conditions of this Agreement, the Seller agrees to sell the full legal and beneficial title to the Sale Shares and:

2.1.1	Ardian agrees to buy the full legal and beneficial title to the Ardian Relevant Shares and each right attaching to the Ardian Relevant Shares at Completion (including all dividends and distributions declared, paid or made in respect of the Ardian Relevant Shares after Completion); and

2.1.2	PIF agrees to buy the full legal and beneficial title to the PIF Relevant Shares and each right attaching to the PIF Relevant Shares at Completion (including all dividends and distributions declared, paid or made in respect of the PIF Relevant Shares after Completion), free of any Encumbrance (other than Permitted Encumbrances).

2.2	The Seller:

(a)	covenants with each of the Buyers that it has (and will have at Completion) the right to sell and transfer to the Buyers the full legal and beneficial interest in the Sale Shares on the terms set out in this Agreement; and

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

(b)	waives all rights of pre-emption (and any other rights which may otherwise operate to restrict transfer) which it may have (whether under the Articles of Association, Shareholders’ Agreement or otherwise), including any rights created after the date of this Agreement and on or before Completion, in each case in respect of the transfer to the Buyers of the Sale Shares or any of them.

3.	Consideration

3.1	The aggregate consideration for the Sale Shares shall be the sum of the Initial Consideration [***] (the "Consideration").

3.2	The Initial Consideration shall be an amount that is equal to:

3.2.1	the Base Consideration; less

3.2.2	the Pre-Completion Leakage Amount, if any; plus

3.2.3	the Interest Amount,

(together, the "Initial Consideration"), which (subject to Clause 4.7) shall be payable in cash by the Buyers to the Seller at Completion in accordance with Clause 7.

3.3	The Buyers shall pay the Initial Consideration to the Seller in their Relevant Proportions such that Ardian shall pay the Ardian Initial Consideration Amount and PIF shall pay the PIF Initial Consideration Amount, each at Completion.

3.4	[***].

4.	[***].

5.	Conditions

5.1	Completion is conditional on the following Conditions being satisfied:

5.1.1	The Cabinet Office of the United Kingdom:

(a)	having notified Ardian and PIF under either section 14(8)(b)(ii), section 18(8)(b)(ii) or section 26(1)(b) of the NSIA that no further action will be taken in relation to the acquisition of the Sale Shares or any matter arising from the acquisition of the Sale Shares; or

(b)	having made a final order in relation to the acquisition of the Sale Shares or any matter arising from the acquisition of the Sale Shares pursuant to section 26(1)(a) of the NSIA that, subject to Clause 5.2.2, is on terms satisfactory to Ardian and PIF, being the "NSI Condition";

5.1.2	[***].

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

5.1.3	[***].

5.2	The NSI Condition

5.2.1	Each Buyer shall:

(a)	use reasonable endeavours to procure that the NSI Condition is satisfied as soon as reasonably practicable and in any event before the Longstop Date (including offering and accepting any remedies, conditions or requirements imposed or approved by any Relevant Authority as a condition or pre-requisite for satisfaction of the NSI Condition (subject to Clause 5.2.2, such remedies, conditions or requirements being on terms acceptable to both Ardian and PIF)), and shall (and to the extent it is reasonably able to do, procure that its Affiliates shall) not do anything which would reasonably be expected to prejudice the NSI Condition from being satisfied on or before the Longstop Date;

(b)	file and submit, or procure the filing and submission of, all forms, applications, notifications, filings, submissions and other documentation required in respect of the NSI Condition to the Relevant Authority as soon as reasonably practicable, in any event within 10 Business Days after the date that [***] has been satisfied or waived in accordance with this Agreement including, for the avoidance of doubt, a mandatory or voluntary notice under sections 14(1) or 18(1) (respectively) of the NSIA;

(c)	in respect of material communications and to the extent reasonably practicable, communicate with the Relevant Authority in relation to the NSI Condition only after prior consultation with the Seller (and taking into account any reasonable comments and requests of the Seller) and, subject to each Buyer's discretionary right to redact or withhold any Buyer Confidential Information, provide the Seller with copies of all such forms, applications, notifications, filings, submissions and other communication in the form submitted or sent;

(d)	notify the Seller of any material written communication received from the Relevant Authority in relation to the NSI Condition, and, subject to each Buyer's discretionary right to redact or withhold any Buyer Confidential Information, provide the Seller with copies of such (in each case, unless not permitted by the Relevant Authority); and

(e)	provide written notification to the Seller of the satisfaction of the NSI Condition promptly following such satisfaction of the NSI Condition.

5.2.2	[***].

5.2.3	[***].

5.2.4	Neither Buyer shall be in breach of its obligations with respect to the NSI Condition to the extent that any delay in any submission or response, or insufficiency of a relevant filing, application or submission, results from the Seller's or the Company's delay, failure to co-operate or failure or inability to supply the necessary information or documents to such Buyer.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

5.2.5	The Seller shall provide (without unreasonable delay), and shall exercise its rights as a shareholder (including any cooperation or other rights available to the Seller (or, as applicable, its Affiliates) arising under the Shareholders' Agreement as against the Company and/or the Continuing Shareholders in connection with the Transaction) to request that the Company provide, such information, documents and assistance as each Buyer may reasonably request in order to satisfy its obligations in Clause 5.2.1.

5.3	The Pre-emption Condition

5.3.1	The Seller shall:

(a)	issue the Transaction Transfer Notice as soon as reasonably practicable, and in any event no later than three (3) Business Days after, the date of this Agreement, and [***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	provide written notification to each Buyer of the satisfaction of the Pre-Emption Condition promptly following such satisfaction of the relevant Condition.

5.4	[***].

5.5	If, at any time, a party becomes aware of a fact or circumstance that is reasonably likely to prevent a relevant Condition from being satisfied, it shall inform the other parties of the matter as soon as reasonably practicable and keep the other parties apprised of the status of such matter.

5.6	Waiver of Conditions

5.6.1	The [***] NSI Condition may only be waived by the written agreement of all parties.

5.6.2	The Pre-Emption Condition cannot be waived by any party.

5.7	Longstop Date and termination

5.7.1	[***].

5.7.2	[***].

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

5.7.3	Subject to Clause 5.7.1, if any of the Conditions are not satisfied or waived in accordance with Clause 5 on or before 5:00 p.m. on the Longstop Date [***], this Agreement shall automatically terminate on the Longstop Date and all provisions of this Agreement, save for this Clause and any of the Surviving Provisions, shall immediately lapse and cease to have effect, except that neither the lapsing of those provisions or their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

5.7.4	[***].

6.	Leakage

6.1	Subject to Completion, the Seller covenants and undertakes to each Buyer that in the period from (and excluding) the Locked Box Date up to (and including) Completion:

6.1.1	neither it, nor any of its Relevant Connected Persons has received or benefitted (or will receive or benefit) from any Leakage; and

6.1.2	no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted or will result in it or any of its Relevant Connected Persons receiving or benefitting from any Leakage.

6.2	In the event of any Leakage that results in a breach of the covenant contained in Clause 6.1, the Seller covenants to each Buyer, subject to Completion occurring, to pay to each of the Buyers, on demand by either Buyer, such Relevant Proportion of an amount in cash equal to:

6.2.1	the aggregate of the amount or value of such Leakage received by the Seller or its Relevant Connected Persons or in respect of which the Seller or its Relevant Connected Persons has benefitted plus any liability referred to in Schedule 5, paragraph 11 which is attributable to such Leakage, less an amount equal to any actual saving or repayment of Tax realised by (or that will be realised by) the relevant Buyer or its Equity Proportion as at Completion of any actual saving or repayment of Tax realised by (or that will be realised by) any Group Company within [***] after Completion in consequence of any Relief arising to the relevant Buyer or any Group Company as a consequence of that Leakage (the "Leakage Tax Saving"); and

6.2.2	an amount equal to interest on the amount of such Leakage from (and excluding) the date of occurrence of such Leakage to (and including) the Completion Date at the annual rate of [***] per cent., which interest shall accrue from day to day and be compounded annually, assuming three hundred sixty-five (365) days in a year.

6.3	For the avoidance of doubt, a claim under Clause 6.2 may be brought by either Buyer on behalf of and for the benefit of both Buyers and any Leakage payable by the Seller in respect of the relevant claim, shall be payable to both Buyers in their Relevant Proportions.

6.4	Prior to Completion, the Seller shall notify each Buyer in writing as soon as practicable if the Seller becomes aware of a payment or transaction which constitutes or which will constitute, if made, a breach of Clause 6.1, together with details as to the amount of such Leakage (such Leakage being "Pre-Completion Leakage").

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

6.5	In the event of any Pre-Completion Leakage, the Initial Consideration shall be reduced by an amount equal to the Pre-Completion Leakage Amount and provided, in each case, that, to the extent that the Initial Consideration is so reduced, the Seller shall have no liability under Clauses 6.1 in respect of such Pre-Completion Leakage other than pursuant to this Clause 6.5.

6.6	The liability of the Seller pursuant to this Clause 6 shall be limited to the amount of any Leakage actually received by the Seller or its Relevant Connected Persons or in respect of which the Seller or its Relevant Connected Persons has benefitted (in each case together with the amount set out in Clause 6.2.2 in respect of such Leakage) plus any liability referred to in Schedule 5, paragraph 11 which is attributable to such Leakage less an amount equal to any Leakage Tax Saving referable to such Leakage and shall not exceed an amount equal to [***] actually received by the Seller, provided that the limitation contained in this Clause shall not apply to any claim for fraud.

6.7	The Seller shall not be liable more than once in respect of the same Leakage, regardless of whether more than one category of Leakage arises in respect of it.

6.8	The Seller shall not be liable to make a payment under this Clause 6 unless either Ardian or PIF has notified the Seller in writing of the claim stating in reasonable detail (to the extent known) the nature of the breach and, if practicable, the amount claimed, on or before the date falling [***] after Completion.

7.	Completion

7.1	Completion shall take place at the offices of Clifford Chance LLP in London on the Completion Date or such other place as agreed between the Buyers and the Seller.

7.2	No less than eighteen (18) Business Days prior to Completion, the Seller shall provide each Buyer with a notice setting out the:

7.2.1	the Pre-Completion Leakage Amount (if any);

7.2.2	the Interest Amount;

7.2.3	the Ardian Initial Consideration Amount and the PIF Initial Consideration Amount,

to be paid at Completion.

7.3	At Completion:

7.3.1	Ardian shall pay the Ardian Initial Consideration Amount and PIF shall pay the PIF Initial Consideration Amount, in each case by transfer of funds in GBP for same day value to the Seller's Account;

7.3.2	each Buyer shall observe and perform the provisions of Schedule 3, to the extent applicable to that Buyer; and

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

7.3.3	the Seller shall observe and perform the provisions of Schedule 3 applicable to the Seller.

7.4	The receipt of the Ardian Initial Consideration Amount in the Seller's Account in accordance with Clause 7.3 shall constitute good and absolute discharge for Ardian of its obligations to pay such amount in respect of the Ardian Relevant Shares.

7.5	The receipt of the PIF Initial Consideration Amount in the Seller's Account in accordance with Clause 7.3 shall constitute good and absolute discharge for PIF of its obligations to pay such amount in respect of the PIF Relevant Shares.

7.6	The Seller is not obliged to complete the transfer of the Sale Shares in accordance with this Agreement unless:

7.6.1	the Buyers comply with all their obligations in all respects under this Clause 7 and Schedule 3; and

7.6.2	the sale and purchase of all the Sale Shares is completed simultaneously.

7.7	The Buyers are not obliged to complete this Agreement unless:

7.7.1	the Seller complies with all its obligations in all respects under this Clause 7 and Schedule 3; and

7.7.2	the sale and purchase of all the Sale Shares is completed simultaneously.

7.8	All documents and items delivered and payments made in connection with Completion pursuant to this Clause 7 and Schedule 3 shall be held by the recipient to the order of the person delivering or paying them (as the case may be) until such time as Completion takes place.

7.9	Subject to Clause 7.10, if Completion does not take place on the Completion Date because any party fails in any respect to comply with any of its obligations under this Clause 7 and Schedule 3, the Buyers jointly (in the case of such a failure by the Seller) or the Seller (in the case of such a failure by the Buyers) may by notice to the other parties elect to:

7.9.1	proceed to Completion to the extent reasonably practicable (without limiting the rights under this Agreement of the Buyers, or as the case may be, the Seller);

7.9.2	postpone Completion to a date not more than [***] Business Days after the Completion Date; or

7.9.3	terminate this Agreement,

provided that the Buyers shall not be entitled to make any such election under this Clause 7.9 where such non-compliance relates solely to a failure by the Seller to procure any of those approvals contemplated by paragraphs 3.1, 3.2 and 3.3 of Schedule 3 (excluding circumstances where the Seller has failed to comply with its obligations under paragraph 4 of Schedule 3).

7.10	[***].

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

7.11	If Completion is postponed to another date in accordance with Clause 7.9.2 or [***], the provisions of this Agreement apply as if that other date is the Completion Date, provided that the Completion Date cannot be postponed in accordance with Clause 7.9.2 [***] more than once.

7.12	If this Agreement is terminated pursuant to Clause 7.9.3:

7.12.1	the Seller (in the case of such a failure by a Buyer) is entitled to all remedies available at law for breach, including loss of bargain damages against such Buyer;

7.12.2	each Buyer (in the case of such a failure by the Seller) is entitled to all remedies available at law for breach, including loss of bargain damages; and

7.12.3	each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination or, subject to Clause 7.9, its rights and obligations arising as a result of termination.

7.13	[***].

8.	The Seller's Warranties and Pre Completion Conduct

8.1	The Seller shall, before Completion, comply with the undertakings set out in [***].

8.2	The Seller warrants to each Buyer as at the date of this Agreement and, save in respect of the Warranty at [***] as at Completion that each Warranty is true and correct.

8.3	The Seller's liability for claims of breach of a Warranty shall be limited as set out in [***].

8.4	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

8.5	[***].

Steering Committee

8.6	The parties shall appoint 2 representatives each who shall form a steering committee that shall meet periodically (and at least once a fortnight) before Completion to discuss material matters in connection with the this Agreement and the progress of the Transaction including each party's progress in relation to the satisfaction of the Conditions, as well as, to the extent permitted by Applicable Law and the terms of the Shareholders' Agreement, material business matters of the Group which may fall within the Seller pre-Completion undertakings in Clause 8.1.

9.	Seller's Limitations

9.1	The liability of the Seller towards a Buyer (including for interest, legal or professional fees and disbursements, and other costs and expenses) arising out of or in connection with this Agreement (other than under Clause 6 of this Agreement) shall not be greater than the [***].

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

9.2	The Seller shall not be liable:

9.2.1	in respect of any Warranty Claim, unless either Ardian or PIF have notified the Seller in writing of the claim stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling [***]; and

9.2.2	in respect of a claim under this Agreement (other than under Clause 6 of this Agreement or a Warranty Claim), unless either Ardian or PIF have notified the Seller in writing of the claim stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling [***], in each case, the “Claim Notice Date”.

9.3	Any claim under this Agreement by a Buyer is unenforceable against the Seller on the expiry of the period of [***], unless proceedings in respect of such claim have been properly issued and validly served in accordance with the relevant procedural rules on the Seller prior to the expiry of this period of six months.

9.4	Nothing in this Clause 9 shall have the effect of limiting or restricting any liability of any party to this Agreement arising as a result of any fraud.

9.5	Nothing in this Agreement shall be deemed to relieve either Buyer from any common law duty to mitigate any loss or damage incurred by it as a result of any breach of this Agreement or any of the Transaction Documents.

9.6	No Buyer shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, cost, shortfall, deficiency, breach or other set of circumstances which gives rise to more than one claim in respect of this Agreement or any of the Transaction Documents.

9.7	If any claim is based upon a liability which is contingent only, the Seller shall not have any obligation to make a payment in respect thereof unless (and until) such contingent liability gives rise to an actual liability provided that in respect of such contingent liability (and without prejudice to the obligation of the Buyers to notify such claim in accordance with Clause 9.2) the time limit for the commencement of proceedings in respect of any such claim shall be extended to [***] from the date that the contingent liability becomes an actual liability.

9.8	[***].

10.	The Buyers' Warranties and Undertakings

10.1	Each Buyer severally warrants to the Seller as at the date of this Agreement and as at Completion that:

10.1.1	it is duly incorporated, registered or existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement and at the relevant date on which any action is taken pursuant to this Agreement prior to Completion;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

10.1.2	it has the requisite power and authority to enter into, and to perform its obligations under this Agreement and the Buyer's Completion Documents;

10.1.3	subject to satisfaction of the Conditions, it has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under this Agreement and each of its Buyer's Completion Documents;

10.1.4	this Agreement and each of the Buyer's Completion Documents constitutes or will, when executed, constitute legal, valid and binding obligations of it in accordance with their respective terms;

10.1.5	it has (or at Completion will have) available (subject only to Completion) the necessary cash resources to meet its payment obligations under Clause 3 in full and without set off;

10.1.6	in connection with the Transaction, neither it nor any of its respective directors, officers, employees, agents or other persons acting on behalf of the Buyer, directly or indirectly has:

(a)	violated any applicable Anti-Corruption Laws in any material respect; or

(b)	made, offered or promised to make, or authorized the unlawful payment or unlawful giving of money, or anything else of value, to any (i) executive, official, employee or person acting in an official capacity for or on behalf of an Establishment, (ii) Government Official, or (iii) any other person, while knowing or believing that all or some portion of the money or value will be offered, given or promised to a Government Official or other person for the purposes of obtaining or retaining business or securing any improper advantage or in other circumstances when such offer, payment or promise would be unlawful; or

(c)	been, so far as the Buyer is aware, the subject of any material investigation by any Establishment with regard to any actual or alleged breach of any Anti-Corruption Law;

10.1.7	it is in compliance in all material respects with all AML Laws in the jurisdiction in which it operates; and

10.1.8	it is not the subject of any Sanctions.

10.2	Each Buyer shall:

10.2.1	take (or procure that there are taken) all necessary steps to draw down the amounts payable to it pursuant to its Equity Commitment Letter in respect of the Initial Consideration at or prior to Completion; and

10.2.2	subject to (i) satisfaction and/or waiver of the Conditions in accordance with Clause 5 and (ii) the Buyers being obliged to proceed to Completion under this Agreement, apply all funds advanced to it under its Equity Commitment Letter to pay the Initial Consideration in accordance with this Agreement and for no other purpose until (and only to the extent) such amount has been paid to the Seller.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

11.	[***].

12.	Termination Rights

12.1	[***].

13.	Confidential Information

13.1	The Seller undertakes to each of the Buyers, and each Buyer undertakes to the Seller, that it shall not, before or after Completion, disclose to any person any information received or obtained as a result of entering into or performing this Agreement that relates to:

13.1.1	any of the other parties;

13.1.2	the provisions or the subject matter of this Agreement or any document referred to herein and any claim or potential claim thereunder; or

13.1.3	the negotiations relating to this Agreement or any documents referred to herein.

13.2	The Seller undertakes to each of the Buyers, the Buyers acting for themselves and as agent and trustee for the Company, that it shall not following Completion, disclose to any person any Confidential Information.

13.3	Clauses 13.1 and 13.2 do not apply to disclosure of any such information:

13.3.1	which is required to be disclosed by law or any Authority (including any stock exchange) provided that the disclosure shall, so far as is practicable, be made after consultation with (in the case of the Buyers) the Seller or (in the case of a Seller) the Buyers and after taking into account such other party's/parties' reasonable requirements as to its timing, content and manner of making or despatch;

13.3.2	to the extent that preventing that disclosure would cause any transaction contemplated by this Agreement or any documents referred to herein to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU;

13.3.3	to an adviser on a confidential basis for the purpose of advising in connection with the transactions contemplated by this Agreement;

13.3.4	to any Relevant Authority, in each case, in accordance with and for the purposes of complying with Clause 5;

13.3.5	to any Continuing Shareholder or the Company for the purposes of and in compliance with Clause 5;

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

13.3.6	to any Affiliate of a party or any Co-Investor (whom the disclosing party, acting reasonably, considers has a reasonable need to know such information) on a confidential basis;

13.3.7	to any investor in any Buyer Fund on a confidential basis and solely for ordinary course reporting purposes;

13.3.8	to a director, officer or employee of the Buyers or of the Seller or of any of their respective Affiliates whose function requires him/her to have the relevant confidential information;

13.3.9	to the extent that the information has been made public with the prior written consent of the Seller and the Buyers;

13.3.10	after Completion only, on a confidential basis to bona fide potential purchasers of interests directly or indirectly in or of either Buyer or to their professional advisers or finance providers, provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase; or

13.3.11	to the Buyer's or the Group's bankers and financiers or proposed bankers and financiers for the time being (including any bona fide potential debt syndicatee).

14.	Announcements

14.1	No party may, before or after Completion, make or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties' written consent, which may not be unreasonably withheld or delayed.

14.2	Clause 14.1 does not apply to a public announcement, communication or circular:

14.2.1	that replicates the agreed announcement in the form attached as Schedule 9 in whole or in part;

14.2.2	made or issued by the Buyers or either of them after Completion (in consultation with the Group) to a customer, client, employee or supplier of a Group Company informing it solely of the Buyers' purchase of the Sale Shares;

14.2.3	which is required to be disclosed by law or any Authority (including any stock exchange) provided that the disclosure shall, so far as is practicable, be made after consultation with (in the case of a Buyer) the Seller or (in the case of a Seller) the Buyers and after taking into account such other party's/parties' reasonable requirements as to its timing, content and manner of making or despatch and, to the extent reasonably possible, on terms consistent with the agreed form of announcement referred to in Clause 14.2.1; or

14.2.4	to the extent that preventing that public announcement, communication or circular would cause any transaction contemplated by this Agreement or any documents referred to herein to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

15.	Buyer Assistance

For a period of up to 5 years following Completion, each Buyer shall procure (to the extent within its individual power as a shareholder of the Company, and not acting in concert or on a joint basis with the other Buyer) that the Company shall provide such information and access to such information as the Seller may require in order to comply with its legal and regulatory obligations (including in respect of the preparation of its financial statements and the submission of any information to any Tax Authority). Each Buyer shall procure (to the extent reasonably within its and its Affiliates' power as a shareholder of the Company holding the relevant Equity Proportion which it holds at the relevant time, and not acting in concert or on a joint basis with the other Buyer) that the Company makes such information available to the Seller for inspection (during normal working hours on a Business Day) and, where reasonably required for the purpose of dealing with such affairs, copying, in each case at the Seller's expense and following reasonable advance notice by the Seller.

16.	Payments and Set-Off

16.1	Unless otherwise expressly stated (or as otherwise agreed in writing in the case of a given payment), each payment to be made under this Agreement or any of the Transaction Documents shall be made in GBP by transfer of the relevant amount into such account as may nominated for the purpose by the payee to the payor in writing not less than three (3) Business Days before the date that payment is due, such payment to be made on or before the date the payment is due for value on that date.

16.2	Unless otherwise expressly stated (or as otherwise agreed in writing in the case of a given payment), if a payment under or pursuant to this Agreement or any of the Transaction Documents is to be made to the Buyers jointly, such payment shall be paid in each Buyer's Relevant Proportion to each Buyer.

16.3	If a party defaults in making any payment when due of any sum payable under this Agreement or under any of the Transaction Documents, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of SONIA plus five (5) per cent., which interest shall accrue from day to day and be compounded monthly.

16.4	Any payment to be made by any party under this Agreement or any of the other Transaction Documents shall be made in full without any set off, restriction, condition, withholding or deduction other than as required by law.

16.5	Subject to Clause 4.7, if a party (the "Paying Party") is required by law to make a deduction or withholding for or on account of Tax [***], the Paying Party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other party or other recipient (the "Receiving Party") of such additional amount as shall be required to ensure that the net amount received by the Receiving Party (on an after Tax basis) will equal the full amount which would have been received by it had no such deduction or withholding been required to be made. [***].

16.6	[***].

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

16.7	Any Paying Party may deliver a written notice to any Receiving Party requesting any tax residency certificate, form, direction or declaration reasonably necessary or desirable under Applicable Law for the Paying Party to be entitled to make a payment to the Receiving Party without a deduction or withholding. The Receiving Party shall use commercially reasonable efforts to deliver such tax residency certificate, form, direction or declaration within five Business Days of the written notice from the Paying Party and thereafter shall: (i) notify the Paying Party (within [***] Business Days of becoming aware of the same); and (ii) use commercially reasonable efforts to deliver an updated tax residency certificate, form, direction or declaration as soon as reasonably practicable after there is a change in any condition declared in any previous tax residency certificate or documents provided to that Paying Party.

16.8	Subject to Clause 16.11, and without double-counting, if any [***] will be or has been subject to Tax (or would have been subject to Tax but for the availability of a Relief, the payor shall on demand pay to the recipient the amount (after taking into account Tax payable in respect of the amount or Tax which would have been payable but for the availability of such Relief) that will ensure that the recipient receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax (or had it not been necessary to utilise such Relief in respect of such payment).

16.9	If any additional amounts have been paid pursuant to Clause 16.5 or Clause 16.8 and the recipient (i) obtains a refund of Tax or (ii) obtains and utilises a Relief [***], in respect of such additional payment, or the withholding or deduction which results in the additional payment being made, the recipient shall pay to the payor, as soon as reasonably practicable after the recipient has obtained the refund or obtained and utilised the other Relief, an amount equal to such part of the additional amount as will leave it (after such reimbursement) in no better and no worse position than it would have been had no such deduction, withholding or Tax arisen.

16.10	If any payment is made by the Seller to a Buyer in respect of any claim for breach of this Agreement, such payment by the Seller will be treated as a reduction of such portion of the Consideration paid by that Buyer.

16.11	If the recipient of any payment has transferred (by whatever means, including by way of novation or a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or is itself the transferee then the liability of the payer under Clauses 16.5 and 16.8 shall be limited to that (if any) which it would have been had no such transfer taken place.

17.	Costs

17.1	Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

17.2	Without prejudice to Clause 17.1, Ardian and PIF shall pay any stamp duty, transfer tax, documentary taxes, capital duties or taxes, registration or filing fees or other transaction duties, or notarial fees or similar expenses in any jurisdiction payable in respect of the transfer of (i) in the case of Ardian, the Ardian Relevant Shares and each right attaching to the Ardian Relevant Shares at Completion and (ii) in the case of PIF, the PIF Relevant Shares and each right attaching to the PIF Relevant Shares at Completion.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

18.	General

18.1	A variation or waiver of this Agreement is valid if it is in writing and signed by or on behalf of the parties to this Agreement.

18.2	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

18.3	Except where expressly provided for otherwise, all obligations, undertakings and statements in this Agreement are several and not joint or joint and several.

18.4	The rights of each party under this Agreement:

18.4.1	may be exercised as often as necessary;

18.4.2	except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by Applicable Law; and

18.4.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not waiver of that right.

18.5	The provisions contained in each Clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

18.6	A person who is not a party to this Agreement has no right under the Third Parties Act to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. Notwithstanding this Clause 18.6, the parties to this Agreement do not require the consent of any person having a right under the Third Parties Act to vary this Agreement at any time.

19.	Further Assurance

On or after Completion, the Seller shall execute and do (or use reasonable endeavours to procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as may be required by applicable law or regulation in order to effect the transfer of title to those Sale Shares in the Buyer in accordance with this Agreement.

20.	Entire Agreement

20.1	This Agreement and the Transaction Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of this Agreement.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

20.2	Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

21.	Assignment and Novation

21.1	Except as provided in this Clause 21, no party may assign, novate, transfer, charge or otherwise deal with all or any of its rights under this Agreement, nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties. Any purported assignment or novation in contravention of this Clause 21 shall be void.

21.2	Each of the Buyers may assign its rights (but not its obligations) under this Agreement (by way of security only) to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to that Buyer (or any member of that Buyer's Group) pursuant to that Buyer's financing agreements, such assignment to be on terms such that, notwithstanding any such assignment in security, each Seller may unless it receives written notice of enforcement of the relevant security interest, deal with that Buyer in connection with all matters arising under this Agreement.

21.3	Ardian may transfer all of its rights and obligations under this Agreement at any time by novation to a wholly-owned direct subsidiary undertaking of Ardian [***].

21.4	[***].

21.5	If an assignment or novation is made in accordance with this Clause 21, the liabilities of the parties under this Agreement shall be no greater than such liabilities would have been if the assignment or novation had not occurred.

22.	Notices

22.1	Any Notice shall be:

22.1.1	in writing;

22.1.2	in the English language; and

22.1.3	delivered personally or sent by e-mail to the relevant email address set out in this Clause 22.1.3 or sent by first class post pre paid recorded delivery (and air mail if overseas) to the party due to receive the Notice to:

(a)	in the case of Ardian, the address set out at the beginning of this Agreement, marked for the attention of [***] ([***]) ([***]),

with a copy (which shall not constitute notice) to:

Ardian France (registered no. 403 201 882 R.C.S. Paris), 20 place Vendôme, 75001 Paris, France, marked for the attention of [***] ([***])

and with a copy (which shall not constitute notice) to:

Clifford Chance LLP, 10 Upper Bank Street, London, E14 5JJ, marked for the attention of [***] ([***]) and [***] ([***]);

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

(b)	in the case of PIF, the address set out at the beginning of this Agreement, marked for the attention of [***] ([***]), [***],

and with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP, 99 Bishopsgate, London EC2M 3XF, marked for the attention of [***] ([***]);

(c)	in the case of the Seller, the address set out at the beginning of this Agreement, marked for the attention of [***] ([***]), [***] ([***]) and [***]([***]), with a copy (which shall not constitute notice) to [***] ([***]) and [***] ([***]); or

(d)	another address or person specified by that party by not less than 7 days' written notice to the other parties received before the Notice was despatched.

22.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

22.2.1	delivered personally, when left at the address referred to in Clause 22.1.3;

22.2.2	sent by mail, except air mail, two Business Days after posting it; or

22.2.3	sent by air mail, six Business Days after posting it; or

22.2.4	sent by e-mail, subject to no automated notification of delivery failure being received by the sender, when the e-mail is sent.

22.3	If deemed delivery under Clause 22.2.1 occurs:

22.3.1	on a Business Day before 09:30, the notice shall be deemed to have been given at 09:30 on that Business Day; or

22.3.2	after 17:30 on a Business Day or on a day which is not a Business Day, the notice shall be deemed to have been given at 09:30 on the next Business Day.

23.	Governing Law and Jurisdiction

23.1	This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

23.2	The courts of England have exclusive jurisdiction to decide any Dispute including a dispute regarding the existence, validity or termination of this Agreement, relating to any non-contractual or other obligation arising out of or in connection with this Agreement or the consequences of its nullity.

23.3	The parties agree that the courts of England are the most appropriate and convenient courts to decide any Dispute and, accordingly, that they will not argue to the contrary.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

24.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 1
[***]

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 2
[***]

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 3
Completion Requirements

1.	At Completion the Seller shall deliver to the Buyers:

1.1	[***];

1.2	duly executed transfer(s) in respect of the Ardian Relevant Shares and PIF Relevant Shares to the Buyers for each of the Ardian Relevant Shares and PIF Relevant Shares registered in its name (or its nominee) and the certificate(s) for the Ardian Relevant Shares and PIF Relevant Shares (or a duly executed indemnity in the agreed form in lieu thereof);

1.3	an irrevocable power of attorney in the agreed form duly executed by the Seller in favour of each Buyer in respect of the Ardian Relevant Shares and PIF Relevant Shares (as applicable) which enables the relevant Buyer (with effect from Completion and pending registration of the relevant transfers) to attend and vote at general meetings of the Company and exercise all other rights attaching to the Ardian Relevant Shares and PIF Relevant Shares and to appoint proxies for this purpose; and

1.4	resignations in the agreed form from each Investor Director appointed by it expressed to take effect from Completion.

2.	[***].

3.	At Completion the Seller shall deliver to the Buyers a copy of the duly executed board resolution or duly executed board minutes of the Company approving:

3.1	the registration of the Buyers as members of the Company in respect of the Sale Shares (subject to the production of duly stamped transfers in respect of the Sale Shares and a copy of the letter from the Commissioners for HM Revenue and Customs confirming that the instruments of transfer have been duly stamped);

3.2	the appointment of such persons as the Buyers may nominate at least [***] as directors of the Company (or Group Company) in accordance with the Articles of Association and/or the Shareholders' Agreement with effect from Completion; and

3.3	the resignations of each Investor Director so as to take effect from Completion.

4.	[***].

5.	At Completion each Buyer shall (in respect of itself only):

5.1	[***];

5.2	[***];

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

5.3	pay by electronic funds transfer for value on the Completion Date as follows:

5.3.1	Ardian shall pay the Ardian Initial Consideration Amount to the Seller's Account; and

5.3.2	PIF shall pay the PIF Initial Consideration Amount to the Seller's Account; and

5.4	deliver to the Seller and the Company a counterpart duly executed by it of a deed of adherence to the Shareholders’ Agreement.

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 4
Permitted Leakage

[***]

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 5
Leakage

[***]

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 6
Form of Transaction Transfer Notice

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 7
Form of Tag Along Notice

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 8
Pre-Completion Undertakings

[***]

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

Schedule 9
Form Of Announcement

Fernando, indirect holder of c.25% of Helena Airport Holdings Ltd. has reached an agreement with Armando and Pedro for the sale of its entire stake in FGP Topco, parent company of Helena Airport Holdings Ltd. for ….. million pounds. The current book value of Fernando’s stake in Helena Airport Holdings Ltd as per Fernando’s consolidated accounts is zero. The agreement contemplates that Armando and Pedro would acquire Fernando’s shareholding in c.15% and c.10% stakes respectively through separate vehicles.

The transaction is subject to complying with ROFO and full tag-along rights which may be exercised by the other FGP Topco shareholders pursuant to the Shareholders’ Agreement and the Articles of Association of the company. In addition, completion of the acquisition under the agreement is subject to satisfaction of applicable regulatory conditions.

[Signature pages to follow]

***

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

EXECUTED BY THE PARTIES on the date written at the start of this Agreement:

For and on behalf of HUBCO NETHERLANDS B.V.

Name:

Title:

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

INFRAEUROPA SCA, represented by its managing general partner (actionnaire gérant commandité) INFRAEUROPA MANAGEMENT S.A.R.L., itself represented by:

Name: [***]

Title: Manager and Authorised

Signatory Date:

Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) the type of information that the registrant treats as private or confidential.

For and on behalf of ALRAHALA FIRST INVESTMENT COMPANY

Name: [***]

Title: Manager

- 39 -
Share Purchase Agreement between HubCo Netherlands B.V., InfraEuropa SCA and Alrahala First Investment Company